Exhibit 99.1

Dorman Products, Inc. Reports Second Quarter 2022 Results

Highlights (All comparisons to the prior year period unless otherwise noted):

•	Record quarterly net sales of $417.4 million, up 34% compared to $310.6 million
•	Diluted earnings per share (“EPS”) of $1.20, up 21% compared to $0.99
•	Adjusted diluted EPS* of $1.29, up 17% compared to $1.10
•	Adjusting fiscal 2022 guidance to diluted EPS of $4.50 to $4.70 and adjusted diluted EPS* of $5.00 to $5.20, reflecting higher interest rates, while maintaining net sales growth guidance of 19% to 22%
•	Share repurchase program increased to $600 million and extended through December 31, 2024

COLMAR, PA (July 25, 2022) – Dorman Products, Inc. (the “Company” or “Dorman”) (NASDAQ:DORM), a leading supplier in the motor vehicle aftermarket industry, today announced its financial results for the second quarter ended June 25, 2022.

Second Quarter Financial Results

The Company reported second quarter 2022 net sales of $417.4 million, up 34% compared to net sales of $310.6 million in the second quarter of 2021. The record results reflect a continuation of favorable underlying industry dynamics across all customer channels, increased new product penetration, the addition of Dayton Parts, and price increases to offset rising supply chain costs, wage pressures and commodity inflation. Net sales growth excluding Dayton Parts was 13% compared to the second quarter of 2021.

Gross profit was $141.5 million in the second quarter of 2022, or 33.9% of net sales, compared to $110.1 million, or 35.5% of net sales for the same quarter last year. Adjusted gross margin* was 34.0% in the second quarter of 2022 compared to 35.5% in the same quarter last year. The addition of Dayton Parts had a 110bps dilutive impact on adjusted gross margin* in the second quarter. During the quarter, the Company continued to experience broad-based cost pressures due to global supply chain constraints as well as commodity and wage rate inflation. Dorman continues to implement cost-savings initiatives and price increases to offset the inflationary cost pressures experienced during the quarter that maintained gross profit dollars but resulted in a lower gross margin percentage.

Selling, general and administrative (“SG&A”) expenses were $92.1 million, or 22.1% of net sales, in the second quarter of 2022 compared to $69.5 million, or 22.4% of net sales, for the same quarter last year. Adjusted SG&A expenses* were $88.7 million, or 21.3% of net sales, in the second quarter of 2022 compared to $64.7 million, or 20.8% of net sales, in the same quarter last year. The increase in adjusted SG&A expenses* as a percentage of net sales was primarily due to the impact of higher interest rates on our customer accounts receivable factoring programs, combined with higher wage and benefits inflation, partially offset by the dilutive impact of Dayton Parts and improved leverage from increased net sales compared to the second quarter of 2021.

Income tax expense was $10.1 million, or 21.1% of income before income taxes, compared to $9.1 million, or 22.3% of income before income taxes, recorded in the same quarter last year. The decrease in the effective tax rate was due to favorable discrete items in the quarter, partially offset by an increase in state tax expense and higher Canadian income tax associated with the Canadian operations acquired as part of the Dayton Parts transaction.

Net income for the second quarter of 2022 was $37.9 million, or $1.20 per diluted share, compared to $31.6 million, or $0.99 per diluted share, in the prior year quarter. Adjusted net income* in the second quarter of 2022 was $40.6 million, or $1.29 per diluted share, compared to $35.3 million, or $1.10 per diluted share, in the prior year quarter. In addition to the factors described above, net income for the second quarter of 2022 was also impacted by an additional $1.5 million of net interest expense primarily from borrowings under our revolving credit facility used to complete the acquisition of Dayton Parts in August 2021.

Kevin Olsen, Dorman’s President and Chief Executive Officer, stated, “I am pleased to report we had another strong quarter, and would like to thank all our Contributors for their tireless efforts in driving our continued success. Our performance in the quarter was driven by record net sales, as we saw double-digit organic sales growth year over year, and 4% sequential total net sales growth compared to the first quarter of 2022.  Demand for our products remained strong throughout the quarter with solid orders across all of our customer channels.”

Mr. Olsen continued, “As innovation remains one of our key strategic growth pillars, we are committed to bringing new and innovative solutions to the aftermarket that solve customer problems. We believe that our pipeline of new products is as robust as it has ever been. In the second quarter, we launched numerous new OE FIX™ products, which included an aluminum engine oil filter housing, multiple aftermarket exclusive flexible stainless-steel braided fuel lines, and upgraded turbo charger accessories for millions of vehicles. These OE FIX products are re-engineered to increase reliability and improve the repair experience. We also launched high-quality suspension products that included light- and medium-duty leaf springs, leveraging an expanded product portfolio from our acquisition of Dayton Parts last year. Additionally, we have completed the transition of the legacy Dorman heavy-duty products into the Dayton Parts distribution network, which we expect will continue to drive sales synergies.

“While the demand environment remained strong throughout the quarter, we still face a challenging macroeconomic environment given the dynamics of inflation, rising interest rates, tight labor conditions and global supply chain disruptions. While these headwinds continue to challenge our business, we believe we are well-positioned to continue to successfully navigate through these uncertain times. This quarter, rising interest rates were a particular challenge as they affected the cost of our customer accounts receivable factoring programs and borrowings under our revolving credit facility.”

Mr. Olsen further stated, “Despite the macroeconomic challenges, we have a very resilient business model with the majority of our business focused on the repair category that consists primarily of replacement parts, which tends to be less cyclical as these are parts necessary for a vehicle to operate properly. We are also fortunate to possess deep relationships with our global suppliers and logistics partners, a flexible business model, and a strong product portfolio. We believe all these factors will enable us to successfully execute against our strategic growth initiatives while navigating the continuing challenges of the dynamic global macroeconomic environment.”

2022 Guidance

The Company is adjusting its full-year 2022 guidance, detailed in the table below, which includes the impact of the Dayton Parts acquisition but excludes any potential impacts from future acquisitions or further possible government-mandated shutdowns or supply chain disruptions. Finally, the Company’s guidance does not include any share repurchases that may take place in the remainder of 2022.

Mr. Olsen concluded, “We believe that customer demand will continue to be strong through the balance of the year allowing us to grow our net sales in line with our prior expectations. However, we also now expect the impact of significantly higher interest rates on our customer accounts receivable factoring programs, and to a lesser extent, borrowings under our revolving credit facility to increase through the remainder of the year, which is the primary reason why we are lowering our EPS guidance. To offset these cost pressures, we expect to execute further price increases and supply chain cost savings actions to protect operating profit dollars on a go forward basis. Finally, our balance sheet and liquidity remain strong, and we are well-positioned to execute on our strategic priorities.”

	Updated	Previous
	2022 Fiscal Year	2022 Fiscal Year
Net Sales	$1,600 - $1,640 million	$1,600 - $1,640 million
Growth vs 2021	19% - 22%	19% - 22%
Diluted EPS	$4.50 - $4.70	$4.94 - $5.14
Growth vs 2021	9% - 14%	20% - 25%
Adjusted Diluted EPS*	$5.00 - $5.20	$5.35 - $5.55
Growth vs 2021	8% - 12%	15% - 20%
Tax Rate Estimate	22.5%	22.5%

Share Repurchases

Dorman repurchased 67,700 shares of its common stock for $6.5 million at an average share price of $96.38 during the quarter ended June 25, 2022. The Company had $129.5 million remaining under its prior share repurchase authorization.

In July, the Company’s Board of Directors authorized a $100 million increase and two-year extension to the Company’s share repurchase program, raising the aggregate authorization under the program to $600 million and extending it through December 31, 2024.

About Dorman Products

Dorman gives repair professionals and vehicle owners greater freedom to fix cars and trucks. For over 100 years, we have been driving new solutions for the motor vehicle aftermarket, releasing tens of thousands of replacement products engineered to save time and money, and increase convenience and reliability.

Founded and headquartered in the United States, we are a pioneering global organization offering an always-evolving catalog of parts, covering light-, medium- and heavy-duty vehicles, from chassis to body, from underhood to undercar, and from hardware to complex electronics. See our full offering and learn more at DormanProducts.com.

*Non-GAAP Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), this earnings release also contains Non-GAAP financial measures. The reasons why we believe these measures provide useful information to investors and a reconciliation of these measures to the most directly comparable GAAP measures and other information relating to these Non-GAAP measures are included in the supplemental schedules attached.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements related to the COVID-19 pandemic, net sales, diluted and adjusted diluted earnings per share, gross profit, gross margin, adjusted gross margin, SG&A, adjusted SG&A, income tax expense, income before income taxes, net income, cash and cash equivalents, indebtedness, liquidity, the Company’s share repurchase program, the Company’s outlook and distribution facility costs and productivity initiatives. Words such as “believe,” “demonstrate,” “expect,” “estimate,” “forecast,” “anticipate,” “should,” “will” and “likely” and similar expressions identify forward-looking statements. However, the absence of these words does not mean the statements are not forward-looking. In addition, statements that are not historical should also be considered forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date such statements were made. Such forward-looking statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors (many of which are outside of our control). Such risks, uncertainties and other factors relate to, among other things: the impacts of COVID-19; competition in and the evolution of the motor vehicle aftermarket industry; changes in our relationships with, or the loss of, any customers or suppliers; our ability to develop, market and sell new and existing products; our ability to anticipate and meet customer demand; our ability to purchase necessary materials from our suppliers and the impacts of any related logistics constraints; financial and economic factors, such as our level of indebtedness, fluctuations in interest rates and inflation; political and regulatory matters, such as changes in trade policy, the imposition of tariffs and climate regulation; our ability to protect our intellectual property and defend against any claims of infringement; and our ability to protect our information security systems and defend against cyberattacks. Please refer to “Statement Regarding Forward-Looking Statements” and “Item 1A. Risk Factors” located in Part I of our in the Company’s Annual Report on Form 10-K for the fiscal year ended December 25, 2021 filed with the Securities and Exchange Commission (“SEC”), as updated by our subsequent filings with the SEC, for a description of these and other risks and uncertainties that could cause actual results to differ materially from those projected or implied by the forward-looking statements. The Company is under no obligation to, and expressly disclaims any such obligation to, update any of the information in this document, including but not limited to any situation where any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events or otherwise.

Investor Relations Contact

David Hession, SVP and Chief Financial Officer

dhession@dormanproducts.com

(215) 997-1800

Visit our website at www.dormanproducts.com. The Investor Relations section of the website contains a significant amount of information about Dorman, including financial and other information for investors. Dorman encourages investors to visit its website periodically to view new and updated information.

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per-share amounts)

	Three Months Ended		Three Months Ended
(unaudited)	06/25/22	Pct.*	06/26/21	Pct. *
Net sales	$417,419	100.0	$310,635	100.0
Cost of goods sold	275,894	66.1	200,510	64.5
Gross profit	141,525	33.9	110,125	35.5
Selling, general and administrative expenses	92,058	22.1	69,517	22.4
Income from operations	49,467	11.9	40,608	13.1
Interest expense, net	1,565	0.4	63	0.0
Other income, net	(111)	(0.0)	(153)	(0.0)
Income before income taxes	48,013	11.5	40,698	13.1
Provision for income taxes	10,108	2.4	9,080	2.9
Net income	$37,905	9.1	$31,618	10.2

Diluted earnings per share	$1.20		$0.99

Weighted average diluted shares outstanding	31,535		32,089

	Six Months Ended		Six Months Ended
(unaudited)	06/25/22	Pct.*	06/26/21	Pct. *
Net sales	$818,998	100.0	$598,647	100.0
Cost of goods sold	544,233	66.5	384,002	64.1
Gross profit	274,765	33.5	214,645	35.9
Selling, general and administrative expenses	178,586	21.8	132,386	22.1
Income from operations	96,179	11.7	82,259	13.7
Interest expense, net	2,796	0.3	184	0.0
Other income, net	(195)	(0.0)	(238)	(0.0)
Income before income taxes	93,578	11.4	82,313	13.7
Provision for income taxes	20,466	2.5	17,965	3.0
Net income	$73,112	8.9	$64,348	10.7

Diluted earnings per share	$2.32		$2.00

Weighted average diluted shares outstanding	31,568		32,136

* Percentage of sales. Data may not add due to rounding.

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands, except share data)

(unaudited)	06/25/22	12/25/21
Assets
Current assets:
Cash and cash equivalents	$51,966	$58,782
Accounts receivable, less allowance for doubtful accounts of $1,373 and $1,326	417,354	472,764
Inventories	634,774	531,988
Prepaids and other current assets	26,965	13,048
Total current assets	1,131,059	1,076,582
Property, plant and equipment, net	117,930	114,864
Operating lease right-of-use assets	96,580	59,029
Goodwill	197,165	197,332
Intangible assets, net	172,658	178,809
Other assets	45,775	46,503
Total assets	$1,761,167	$1,673,119
Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$203,456	$177,389
Accrued compensation	14,391	26,636
Accrued customer rebates and returns	185,163	188,080
Revolving credit facility	229,360	239,360
Other accrued liabilities	27,965	33,583
Total current liabilities	660,335	665,048
Long-term operating lease liabilities	87,459	52,443
Other long-term liabilities	5,117	4,916
Deferred tax liabilities, net	17,299	17,976
Commitments and contingencies
Shareholders' equity:
Common stock, $0.01 par value; 50,000,000 shares authorized; 31,425,224 and 31,607,509 shares issued and outstanding in 2022 and 2021, respectively	314	316
Additional paid-in capital	82,192	77,451
Retained earnings	910,194	856,409
Accumulated other comprehensive income (loss)	(1,743)	(1,440)
Total shareholders' equity	990,957	932,736
Total liabilities and shareholders' equity	$1,761,167	$1,673,119

Selected Cash Flow Information (unaudited):

	Three Months Ended		Six Months Ended
(in thousands)	06/25/22	06/26/21	06/25/22	06/26/21
Cash provided by operating activities	$14,172	$18,067	$37,386	$39,087
Depreciation, amortization and accretion	$9,857	$9,583	$19,600	$16,850
Capital expenditures	$8,853	$3,946	$16,100	$10,153

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures

(in thousands, except per-share amounts)

Our financial results include certain financial measures not derived in accordance with generally accepted accounting principles (GAAP). Non-GAAP financial measures should not be used as a substitute for GAAP measures, or considered in isolation, for the purpose of analyzing our operating performance, financial position or cash flows. Additionally, these non-GAAP measures may not be comparable to similarly titled measures reported by other companies. However, we have presented these non-GAAP financial measures because we believe this presentation, when reconciled to the corresponding GAAP measure, provides useful information to investors by offering additional ways of viewing our results, profitability trends, and underlying growth relative to prior and future periods and to our peers. Management uses these non-GAAP financial measures in making financial, operating, and planning decisions and in evaluating our performance. Non-GAAP financial measures may reflect adjustments for charges such as fair value adjustments, amortization, transaction costs, severance, accelerated depreciation, and other similar expenses related to acquisitions as well as other items that we believe are not related to our ongoing performance.

Adjusted Net Income:

	Three Months Ended		Six Months Ended
(unaudited)	6/25/22*	6/26/21*	6/25/22*	6/26/21*
Net income (GAAP)	$37,905	$31,618	$73,112	$64,348
Pretax acquisition-related intangible assets amortization [1]	2,997	801	5,995	1,602
Pretax acquisition-related transaction and other costs [2]	535	3,974	4,686	4,075
Tax adjustment (related to above items) [3]	(829)	(1,107)	(2,474)	(1,331)
Adjusted net income (Non-GAAP)	$40,608	$35,286	$81,319	$68,694

Diluted earnings per share (GAAP)	$1.20	$0.99	$2.32	$2.00
Pretax acquisition-related intangible assets amortization [1]	0.10	0.02	0.19	0.05
Pretax acquisition-related transaction and other costs [2]	0.02	0.12	0.15	0.13
Tax adjustment (related to above items) [3]	(0.03)	(0.03)	(0.08)	(0.04)
Adjusted diluted earnings per share (Non-GAAP)	$1.29	$1.10	$2.58	$2.14

Weighted average diluted shares outstanding	31,535	32,089	31,568	32,136

* Amounts may not add due to rounding.

See accompanying notes at the end of this supplemental schedule.

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures

(in thousands, except per-share amounts)

Adjusted Gross Profit:

	Three Months Ended		Three Months Ended
(unaudited)	06/25/22	Pct.**	06/26/21	Pct.**
Gross profit (GAAP)	$141,525	33.9	$110,125	35.5
Pretax acquisition-related transaction and other costs [2]	206	0.0	5	0.0
Adjusted gross profit (Non-GAAP)	$141,731	34.0	$110,130	35.5

Net sales	$417,419		$310,635

	Six Months Ended		Six Months Ended
(unaudited)	06/25/22	Pct.**	06/26/21	Pct.**
Gross profit (GAAP)	$274,765	33.5	$214,645	35.9
Pretax acquisition-related transaction and other costs [2]	4,062	0.5	10	0.0
Adjusted gross profit (Non-GAAP)	$278,827	34.0	$214,655	35.9

Net sales	$818,998		$598,647

Adjusted SG&A Expenses:

	Three Months Ended		Three Months Ended
(unaudited)	06/25/22	Pct.**	06/26/21	Pct.**
SG&A expenses (GAAP)	$92,058	22.1	$69,517	22.4
Pretax acquisition-related intangible assets amortization [1]	(2,997)	(0.7)	(801)	(0.3)
Pretax acquisition-related transaction and other costs [2]	(329)	(0.1)	(3,968)	(1.3)
Adjusted SG&A expenses (Non-GAAP)	$88,732	21.3	$64,748	20.8

Net sales	$417,419		$310,635

	Six Months Ended		Six Months Ended
(unaudited)	06/25/22	Pct.**	06/26/21	Pct.**
SG&A expenses (GAAP)	$178,586	21.8	$132,386	22.1
Pretax acquisition-related intangible assets amortization [1]	(5,995)	(0.7)	(1,602)	(0.3)
Pretax acquisition-related transaction and other costs [2]	(624)	(0.1)	(4,064)	(0.7)
Adjusted SG&A expenses (Non-GAAP)	$171,967	21.0	$126,720	21.2

Net sales	$818,998		$598,647

* *Percentage of sales. Data may not add due to rounding.

[1] – Pretax acquisition-related intangible asset amortization results from allocating the purchase price of acquisitions to the acquired tangible and intangible assets of the acquired business and recognizing the cost of the intangible asset over the period of benefit. Such costs were $3.0 million pretax (or $2.3 million after tax) during the three months ended June 25, 2022 and $6.0 million pretax (or $4.6 million after tax) during the six months ended June 25, 2022 and were included in selling, general and administrative expenses. Such costs were $0.8 million pretax (or $0.6 million after tax) during the three months ended June 26, 2021 and $1.6 million pretax (or $1.2 million after tax) during the six months ended June 26, 2021 and were included in selling, general and administrative expenses.

[2] – Pretax acquisition-related transaction and other costs include costs incurred to complete and integrate acquisitions, adjustments to contingent consideration obligations, inventory fair value adjustments and facility consolidation and start-up expenses. During the three and six months ended

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures

(in thousands, except per-share amounts)

June 25, 2022, we incurred charges included in cost of goods sold for integration costs, other facility consolidation expenses and inventory fair value adjustments of $0.2 million pretax (or $0.1 million after tax) and $4.1 million pretax (or $3.1 million after tax), respectively. During the three and six months ended June 25, 2022, we incurred charges included in selling, general and administrative expenses to complete and integrate acquisitions, and facility consolidation and start-up expenses of $0.3 million pretax (or $0.2 million after tax) and $0.6 million pretax (or $0.5 million after tax), respectively.

During the three and six months ended June 26, 2021, we incurred charges included in selling, general and administrative expenses to complete and integrate acquisitions of $4.0 million pretax (or $3.1 million after tax) and $4.1 million pretax (or $3.1 million after tax), respectively.

[3] – Tax adjustments represent the aggregate tax effect of all non-GAAP adjustments reflected in the table above, and totaled $(0.8) million and $(2.5) million during the three and six months ended June 25, 2022, respectively, and $(1.1) million and $(1.3) million during the three and six months ended June 26, 2021, respectively. Such items are estimated by applying our statutory tax rate to the pretax amount, or an actual tax amount for discrete items.

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures

(in thousands, except per-share amounts)

2022 Guidance:

The Company provided the following updated guidance ranges related to their fiscal 2022 outlook:

	Year Ending 12/31/22
(unaudited)	Low End*	High End*
Diluted earnings per share (GAAP)	$4.50	$4.70
Pretax acquisition-related intangible assets amortization	0.37	0.37
Pretax acquisition transaction and other costs	0.28	0.28
Tax adjustment (related to above items)	(0.15)	(0.15)
Adjusted diluted earnings per share (Non-GAAP)	$5.00	$5.20

Weighted average diluted shares outstanding	31,500	31,500

* Amounts may not add due to rounding.